UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 13, 2008

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices) (Zip Code)

(441) 296-1274

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2008, the Board of Directors of MF Global Ltd., a Bermuda exempted company (the “Company”), appointed Mr. Martin J. Glynn as a member of the Board, effective June 16, 2008. The term of the new director, like those of the existing directors, will expire at the time of the next annual general meeting. The Board also determined that the new director is “independent” under the listing standards of the New York Stock Exchange, bringing the total number of directors on the Board determined to be “independent” to five. The new director is described in the Company’s press release referenced in Exhibit 99.1 attached hereto.

Mr. Kevin R. Davis, chief executive officer, Ms. Alison J. Carnwath, Ms. Eileen S. Fusco, Mr. Edward L. Goldberg, Mr. Lawrence M. Schloss, Mr. Robert S. Sloan and Mr. Christopher J. Smith continue to serve as directors. Ms. Carnwath continues to serve as the Non-Executive Chairman of the Board.

The Board also modified the composition of several Board committees. The Audit Committee, which previously comprised Ms. Carnwath, Ms. Fusco and Mr. Goldberg, now comprises Ms. Fusco (Chairman), Mr. Glynn and Mr. Goldberg. The Compensation Committee, which previously comprised Ms. Carnwath, Mr. Schloss and Mr. Sloan now comprises Mr. Glynn, Mr. Schloss (Chairman) and Mr. Sloan. The Executive Board Committee, which previously comprised Ms. Carnwath, Mr. Davis, Ms. Fusco, Mr. Goldberg, Mr. Schloss and Mr. Sloan, now comprises Ms. Carnwath (Chairman), Mr. Davis, Ms. Fusco, Mr. Goldberg and Mr. Schloss. The composition of the Nominating and Corporate Governance Committee has not changed and continues to comprise Ms. Fusco, Mr. Goldberg (Chairman), Mr. Schloss and Mr. Sloan.

As a result of these changes, all of the directors on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee have been determined by the Board to be “independent” under NYSE listing standards.

Under the Company’s director compensation plan, Mr. Glynn will receive an annual director fee of $250,000, payable in cash and/or common shares of the Company, at his election, once granted.

Item 9.01. Financial Statements and Exhibits

(a) None.

(b) None.

(c) None.

(d) Exhibit 99.1: Press Release dated June 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: June 17, 2008	By:	/s/ Howard Schneider
Howard Schneider General Counsel